FOR IMMEDIATE RELEASE

Wingstop Inc. Provides Business Update and Reports Fiscal First Quarter 2020 Financial Results

Dallas, May 6, 2020 - (GLOBE NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 28, 2020.

Business Update from Charlie Morrison, Chairman and CEO of Wingstop:

In our last business update to investors and fans of the brand, I was happy to report that the Wingstop brand remained resilient during this unprecedented time for us all. Our performance actually improved in the last two weeks of the first quarter ended in March. I attribute that resiliency and performance to the strength of our system, led by our team members, our franchisees (whom we affectionately call our brand partners) and our supplier partners – all of whom remain committed to our mission of Serving the World Flavor! We have leveraged our core values of Authentic, Service-Minded, and Entrepreneurial as our guide for the decisions and actions we have taken to ensure Wingstop remains one of the best-positioned brands to navigate a situation like the COVID-19 crisis. We call it the Wingstop Way, and I believe in times like these, our shared, behaved values are the best indicator of the past, present, and future success of any company.

As I shared in my letter on April 7, we proactively focused on three key priorities to navigate this trying time:

•Support the well-being and safety of our team members, brand partners, and guests
•Continuing to serve our Wingstop fans flavor in a safe and clean environment
•Give back to our communities where we operate

These priorities are the foundation of our operations for our 1,400+ global restaurants each day. The strength of our performance is certainly reflected in our results, including a very strong start to the second quarter, with April same-store sales growth in our domestic operations exceeding 30%. This topline performance, coupled with significantly reduced bone-in wing prices, means that our brand partners are seeing incredibly strong four-wall performance in their restaurants. Because of our good fortune and anchored in our core values, we launched our “Flavor for Good” week. From April 19 through April 25, we engaged our brand partners as well as the support of Wingstop Charities to give back and serve flavor to the teachers, healthcare workers and first responders in our communities, who are on the front-lines of this pandemic. Our generous brand partners, along with Wingstop Charities, provided more than one million meals to those impacted by the pandemic through cash and food donations. In addition to our outreach to those on the front lines, we also supported our brethren in the restaurant industry by joining forces with the National Restaurant Association Educational Foundation and Guy Fieri to support the Restaurant Employee Relief Fund. Wingstop donated $1 million to the Restaurant Employee Relief Fund to provide access to $500 grants per person for restaurant workers who will desperately need aid in the coming weeks and months as our industry gets back on its feet post-COVID-19.

I would like to provide more clarity on our performance and a preliminary update on domestic same-store sales for the first four weeks of the second quarter of 2020. As a reminder, our domestic same-store sales experienced a slight uptick as we closed out the first quarter with an 8.9% increase from March 15 to March 28. The first four weeks of

April were even stronger. Prior to the outbreak of COVID-19, our off-premise sales accounted for 80% of our domestic system sales, and digital sales consisted of just over 40% of our sales. Since closing our dining rooms on March 16, 2020, 100% of sales are off premise and digital orders account for nearly 65% of our sales. We believe the investments made over the past few years to build a world-class digital and delivery foundation for our brand positioned us for the success we have seen during this time. To quantify that, our domestic same-store sales increased more than 30% in the month of April, far exceeding our own expectations. However, our brand partners, supplier partners, and our delivery partner Doordash have not missed a beat with this strong increase. We are humbled by our performance and remain confident in the solid positioning of our brand in life during the COVID-19 outbreak and after the pandemic subsides. Our international business, which consists of 160 restaurants, has not fared as well during this time. Our international brand partners rely more heavily on the availability of dining rooms for locations in large malls as well as a market like Mexico, where our business is more of a casual dining model. Internationally, we have been more adversely impacted due to the closure of these dining rooms in response to COVID-19, but have seen the teams react well to this change by leveraging our domestic experience to provide access to take-out and delivery in all markets. We continue working closely with our international brand partners by providing support to help mitigate the impact financially so they can re-emerge stronger and ready for continued growth.

In addition to acknowledging our team members, brand partners, supplier partners and guests, I would like to close by thanking our shareholders who have provided so much support and confidence to us during this time and throughout the past five years. At Wingstop, we recognize the corporate responsibility we have to the various stakeholders we serve, including our team members, brand partners, supplier partners, shareholders and the communities in which we operate. We appreciate how these stakeholders have come together in a supportive way to enable us to continue our mission to Serve the World Flavor.

With my prayers for your health and safety during this challenging time,

Charlie

Highlights for the fiscal first quarter 2020 compared to the fiscal first quarter 2019:

▪System-wide sales increased 18.6% to $429.9 million
▪28 net openings in the fiscal first quarter 2020
▪Domestic same store sales increased 9.9%
▪Digital sales increased to 47.0% at the end of the fiscal first quarter 2020
▪Total revenue increased 15.4% to $55.4 million
▪Net income increased 22.6% to $8.1 million, or $0.27 per diluted share, for the thirteen weeks ended March 28, 2020, compared to $6.6 million, or $0.22 per diluted share, in the prior fiscal first quarter.
▪Adjusted EBITDA*, a non-GAAP measure, increased 17.8% to $16.4 million

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Key operating metrics for the fiscal first quarter 2020 compared to the fiscal first quarter 2019

	Thirteen Weeks Ended
	March 28, 2020	March 30, 2019
Number of system-wide restaurants open at end of period	1,413	1,273
Number of domestic franchise restaurants open at end of period	1,221	1,112
Number of international franchise restaurants open at end of period	160	132
System-wide sales (in thousands)	$429,898	$362,369
Domestic same store sales growth	9.9%	7.1%
Net income (in thousands)	$8,096	$6,606
Adjusted EBITDA (in thousands)	$16,357	$13,885

Fiscal first quarter 2020 financial results

Total revenue for the fiscal first quarter 2020 increased to $55.4 million from $48.1 million in the fiscal first quarter last year.
▪Royalty revenue, franchise fees and other increased $2.9 million to $24.2 million from $21.3 million in the fiscal first quarter of the prior year. The increase was primarily due to 137 net franchise restaurant openings since March 30, 2019 and domestic same store sales growth of 9.9%. Franchise fees decreased $0.7 million primarily due to higher termination fees recognized in the first thirteen weeks of fiscal year 2019.
▪Advertising fees and related income increased $2.8 million to $16.0 million from $13.2 million in the fiscal first quarter of the prior year. The increase was primarily due to the 18.6% increase in system-wide sales in the fiscal quarter ended March 28, 2020 compared to the fiscal quarter ended March 30, 2019.
▪Company-owned restaurant sales increased $1.7 million to $15.2 million from $13.5 million in the fiscal first quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 6.2%, which was primarily driven by an increase in transactions and the acquisition of one franchised restaurant, as well as the opening of two company-owned restaurant since the prior year comparable period resulting in additional sales of $0.9 million.

Cost of sales increased to $11.2 million from $9.7 million in the fiscal first quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 73.4% from 72.0%. The increase was driven primarily by increased labor costs due to wage inflation and incentive pay associated with COVID-19, which provided as much as an additional $150 per week to full-time team members, as well as an increase in delivery fees due to the growth in delivery mix as a percent of total sales. These increases were slightly offset by the increase in company-owned same store sales of 6.2%, which was primarily driven by an increase in transactions.

Advertising expenses were $14.9 million compared to $12.7 million in the fiscal first quarter of the prior year. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased to $14.3 million compared to $12.5 million in the fiscal first quarter of the prior year. The increase in SG&A expense was due to an increase of $0.6 million of charges associated with certain organizational changes, $0.5 million associated with additional expenses to support our national advertising campaign which has an equal and offsetting contribution in revenue, and an increase of $0.5 million in stock-based compensation expense.

Net income was $8.1 million, or $0.27 per diluted share, compared to net income of $6.6 million, or $0.22 per diluted share, in the fiscal first quarter of the prior year.

Restaurant Development

As of March 28, 2020, there were 1,413 Wingstop restaurants system-wide. This included 1,253 restaurants in the United States, of which 1,221 were franchised restaurants and 32 were company-owned, and 160 franchised restaurants in international markets. During the fiscal first quarter 2020, there were 28 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation in the first quarter and our commitment to returning value to stockholders, our Board of Directors authorized and declared a quarterly dividend of $0.11 per share of common stock, resulting in a total dividend of approximately $3.2 million. This dividend will be paid on June 25, 2020 to stockholders of record as of June 18, 2020.

Company Withdraws 2020 Guidance

In light of COVID-19 events, and uncertainty surrounding the U.S. and global economic conditions in the coming year, the Company is withdrawing its previous 2020 guidance for domestic same-store sales, system-wide unit growth, SG&A, Adjusted SG&A and the effective tax rate.

Liquidity and Use of Cash Update

With uncertainty surrounding COVID-19 events, and as a precautionary measure, the Company borrowed $16.0 million under its outstanding variable funding notes to improve its cash position, providing the Company with an unrestricted cash balance of $31.0 million at the end of the first fiscal quarter of 2020 compared to $12.8 million as of December 28, 2019.

Preliminary Estimated Sales Update for the Available Periods in the Second Quarter of 2020 (Unaudited)

Given the unprecedented impact of the COVID-19 pandemic on the Company's business and the restaurant industry, the Company is including the below preliminary estimates of domestic and company-owned same store sales growth for the first four weeks of the second quarter of 2020.

Same store sales growth: (versus the prior year period)	Period 4, 2020 (Mar. 29, 2020 to Apr. 25, 2020)
Domestic restaurants	+33.4%
Company-owned restaurants	+32.6%

The following definitions apply to these terms as used in this release:

Same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention-related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal first quarter 2020 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10141735. The replay will be available through Wednesday, May 13, 2020.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,400 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,413 as of March 28, 2020. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. As of March 28, 2020, Wingstop generated 47% of sales via digital channels including Wingstop.com and the Wingstop app. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our estimated 2020 sales as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for the fiscal second quarter of 2020, and our independent registered public accounting firm has not yet reviewed the results. Accordingly, preliminary estimated sales update for the available periods in the second quarter of 2020 are subject to change pending finalization, and actual results could differ materially as we finalize such results.

In addition to the factors we identified in our Annual Report filed on Form 10-K for our last fiscal year, our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
MSprague@wingstop.com

Investor Contact
Ted McHugh and Lauren Torres
Edelman Financial Communications
212-704-8112
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 28, 2020	December 28, 2019
Assets
Current assets
Cash and cash equivalents	$31,030	$12,849
Restricted cash	4,046	4,790
Accounts receivable, net	5,140	5,175
Prepaid expenses and other current assets	1,376	2,449
Advertising fund assets, restricted	11,256	4,927
Total current assets	52,848	30,190
Property and equipment, net	28,434	27,842
Goodwill	50,188	50,188
Trademarks	32,700	32,700
Customer relationships, net	12,583	12,910
Other non-current assets	11,761	12,283
Total assets	$188,514	$166,113
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,881	$3,348
Other current liabilities	14,154	21,454
Current portion of debt	16,000	3,200
Advertising fund liabilities	11,256	4,927
Total current liabilities	45,291	32,929
Long-term debt, net	310,461	307,669
Deferred revenues, net of current	22,118	22,343
Deferred income tax liabilities, net	5,988	4,485
Other non-current liabilities	7,604	8,115
Total liabilities	391,462	375,541
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,583,394 and 29,457,228 shares issued and outstanding as of March 28, 2020 and December 28, 2019, respectively	296	295
Additional paid-in-capital	219	552
Accumulated deficit	(203,463)	(210,275)
Total stockholders' deficit	(202,948)	(209,428)
Total liabilities and stockholders' deficit	$188,514	$166,113

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 28, 2020	March 30, 2019
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$24,199	$21,328
Advertising fees and related income	16,014	13,210
Company-owned restaurant sales	15,223	13,515
Total revenue	55,436	48,053
Costs and expenses:
Cost of sales (1)	11,176	9,730
Advertising expenses	14,924	12,734
Selling, general and administrative	14,310	12,542
Depreciation and amortization	1,555	1,276
Total costs and expenses	41,965	36,282
Operating income	13,471	11,771
Interest expense, net	4,145	4,410
Income before income tax expense	9,326	7,361
Income tax expense	1,230	755
Net income	$8,096	$6,606

Earnings per share
Basic	$0.27	$0.23
Diluted	$0.27	$0.22

Weighted average shares outstanding
Basic	29,487	29,337
Diluted	29,742	29,637

Dividends per share	$0.11	$0.09

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 28, 2020		March 30, 2019
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,477	36.0%	$4,816	35.6%
Labor costs	3,524	23.1%	3,024	22.4%
Other restaurant operating expenses	2,567	16.9%	2,277	16.8%
Vendor rebates	(392)	(2.6)%	(387)	(2.9)%
Total cost of sales	$11,176	73.4%	$9,730	72.0%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 28, 2020	March 30, 2019
Domestic Franchised Activity:
Beginning of period	1,200	1,095
Openings	22	20
Closures	(1)	(3)
Acquired by Company	—	—
Restaurants end of period	1,221	1,112

Domestic Company-Owned Activity:
Beginning of period	31	29
Openings	1	—
Closures	—	—
Acquired from franchisees	—	—
Restaurants end of period	32	29

Total Domestic Restaurants	1,253	1,141

International Franchised Activity:
Beginning of period	154	128
Openings	6	6
Closures	—	(2)
Restaurants end of period	160	132

Total System-wide Restaurants	1,413	1,273

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 28, 2020	March 30, 2019
Net income	$8,096	$6,606
Interest expense, net	4,145	4,410
Income tax expense	1,230	755
Depreciation and amortization	1,555	1,276
EBITDA	$15,026	$13,047
Additional adjustments:
Stock-based compensation expense (a)	1,331	838
Adjusted EBITDA	$16,357	$13,885

(a)Includes non-cash, stock-based compensation.